EXHIBIT

                Active Assets Tax-Free Trust


Sub-Item
77P       Information Required to be Filed Pursuant to
          Existing Exemptive (c) Orders

(A)       Statement Pursuant to Exemptive Order (ICA Release
          No. 11804)Pertaining to Amortized Cost Pricing

          No action was taken during the period pursuant to condition 2 (c) of the above-captioned Order.